FOR IMMEDIATE RELEASE
CONTACT:
MIKE ROHRKEMPER, CFO
(859) 586-0600 x1416

    POMEROY IT SOLUTIONS AND ALTERNATIVE RESOURCES CORPORATION AGREE TO MERGE
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HEBRON, KY; May 11, 2004 --- Pomeroy IT Solutions (NASDAQ:PMRY) ("Pomeroy") and
Alternative Resources Corporation (OTCBB: ALRC) ("ARC") announced today they have entered into a definitive merger agreement for Pomeroy to acquire ARC. The merger, when consummated, will result in a $735 million IT solutions provider with a national, multi-faceted service network.

"Pomeroy's resolve to expand the scope and breadth of its IT services offerings has not wavered and this merger is a testament to the Company's commitment to execute on its long term growth strategy. We believe the overall compatibility of the two companies' business lines will create synergies that will positively effect our customers, partners and shareholders," said Steve Pomeroy, President and Chief Operating Officer of Pomeroy. "The service offerings of Pomeroy and ARC complement each other well, which makes the two companies a natural fit for a merger of this nature. With this move, we expect to enhance the Company's national, full-service delivery capabilities and improve the percentage of service-related revenues contributing to the Company's consolidated gross margin on combined sales. We believe the combined Company will be better positioned and prepared to exploit an array of new opportunities."

Under the terms of the agreement, which has been unanimously approved by the board of directors of both companies, ARC shareholders will receive $.70 per
share in cash for each share of ARC common stock.   Incident to the merger,
Pomeroy will retire all of ARC's interest bearing debt. The total consideration including the cost of all stock, stock options and warrants to be purchased and the amount of ARC debt to be retired is approximately $44 million, based on the March 31, 2004 financial statements of ARC. The transaction remains subject to the approval of ARC's shareholders, but is expected to close within the next nine to 12 weeks so long as such approval is given.

Robert Stanojev, ARC's Chairman and Chief Executive Officer, commented that, "Our association with Pomeroy represents a significant opportunity for our employees and stakeholders. For ARC's clients, the union of these two organizations represents an expanded value proposition resulting in one company offering a comprehensive array of technical services, competitively priced, expertly delivered. We believe the combined company will have the resources and expertise needed to capitalize on a growing and changing Information Technology marketplace."

With the closing of this strategic merger, Pomeroy will command a technical workforce in excess of 3,100 skilled individuals; it is anticipated that approximately 36% of combined revenues will be derived from services; and approximately 66% of the combined gross margin contribution will come from services.

Calculation of Combined Revenues & Gross Margin

The statements of combined revenues and combined gross margin in this release are estimates and have been calculated by adding similar category information from the companies' separate filings with the Securities Exchange Commission for fiscal 2003. Because the companies have different fiscal year-ends, these estimates do not track a matching time period. The measurement method described above may result in amounts that differ from amounts resulting from other methodologies the companies may use in the future.

About Pomeroy IT Solutions

As a national solutions provider, Pomeroy is uniquely positioned to provide services that span consulting, infrastructure and life cycle services. With over 64% of its total employees deployed as technical experts, the company has the ability to Plan, Design, Implement, Support and Optimize across all categories of our solution offerings. Pomeroy has the ability to leverage its extensive portfolio of services to assist clients in reducing their total cost of ownership, allowing these savings to be reinvested back into the customer's core business. Pomeroy has clientele across a broad


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spectrum of industries, governments and educational organizations. Pomeroy currently maintains a technical workforce in excess of 1,100 skilled individuals. For the year ended January 5, 2004, Pomeroy IT Solutions reported revenues of $598 million.

About Alternative Resources Corporation

ARC is a leading provider of information technology solutions and staffing services. The company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the company serves Fortune 1000 and mid-sized clients. A nationwide integrated network of field sales, recruiting and service personnel delivers high quality solutions across the desktop technology lifecycle and provides the IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Additional Information About the Proposed Merger and Where to Find It

On May 11, 2004, Pomeroy filed with the Securities and Exchange Commission a Form 8-K with additional information about the proposed merger, which is available on the SEC's web site.

Forward Looking Statements

Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. For instance, while Pomeroy and ARC have entered into a definitive agreement, there is no assurance that the parties will complete the transaction. In the event the companies do not receive necessary stockholder approval or other approvals or fail to satisfy conditions to the closing, the transaction will terminate. Factors related to the merger as well as estimated future operating results which could have an adverse impact on the merger or cause actual results to differ materially from current expectations include, but are not limited to, adverse conditions in the financial markets relevant to the proposed merger, the inability to successfully integrate ARC's business into Pomeroy's business, higher than expected costs associated with the merger, the estimated needs of customers as conveyed to Pomeroy and ARC , market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding Pomeroy's and ARC's performance thereunder, the combined Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the combined Company's ability to obtain sufficient volumes of products and provide services.

CONTACT: Pomeroy IT Solutions, Inc.
Investor Relations
Michael E. Rohrkemper, 859-586-0600, ext. 1416
Email: investor@pomeroy.com
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Company Website: www.pomeroy.com
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